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                                                                   EXHIBIT 11.1


                             BUSINESS RESOURCE GROUP

             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
               (IN THOUSANDS EXCEPT PER SHARE AND PER SHARE DATA)



                                                             YEAR ENDED OCTOBER 31,
                                                   --------------------------------------
                                                     1997           1996           1995
                                                   ---------     ----------     --------
    FULLY DILUTED

    Net income/(loss)........................      $    (762)    $   1,854
                                                   =========     =========
    Pro forma net income.....................                                    $   999
                                                                                 =======

    Weighted average common shares
      outstanding............................          4,902         4,844         3,662

    Common equivalent shares:

       Stock options.........................             --            42            --
       Supplemental shares (1)...............             --            --           172
                                                  ----------     ---------       -------

    Total common stock and common
       stock equivalents.....................          4,902         4,886         3,834
                                                  ==========     =========       =======

    Net income / (loss) per common share.....     $    (0.16)    $    0.38
                                                  ==========     =========

    Pro forma net income
       per common share......................                                    $  0.26
                                                                                 =======

(1) Represents the approximate number of shares that would have to have been sold to fund the distribution of undistributed S Corporation earnings. See Note 2 to Financial Statements.



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